Exhibit 10.32

AMERICAN STANDARD COMPANIES INC.
STOCK OPTION GRANT
Dated as of July 7, 2004

AMERICAN STANDARD COMPANIES INC., a Delaware corporation (“Grantor”), hereby grants to G. Peter D’Aloia (“Participant”), an employee of Grantor or one of its subsidiaries, the option to purchase (“Option”), at the exercise price set forth below, a total of 28,000 shares of Common Stock, par value $.01 per share (“Common Stock”), of the Grantor, pursuant to and subject to the terms and conditions set forth in the Grantor’s 2002 Omnibus Incentive Plan (the “Plan”) and to such further terms and conditions as are set forth below.

•	Exercise Price. The exercise price applicable to the shares of Common Stock that may be purchased by the Participant pursuant to the Option is $39.20 per share, representing the Fair Market Value (as defined in the Plan) of the Common Stock on the date hereof.

•	Non-Qualified Stock Option. The option to purchase shares of Common Stock pursuant to the Option is granted as a “non-qualified stock option”, within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

•	Vesting & Exercisability. Participant’s right to purchase shares of Common Stock pursuant to the Option shall vest on February 7, 2005. Notwithstanding the foregoing, the Option shall not be exercisable until July 7, 2005.

•	Term. The term of the Option shall be eight years from the date of grant.

•	Termination of Employment Due to Retirement. In the event Participant’s employment with the Company or a Subsidiary terminates by reason of Retirement, any portion of the Option which is vested at the date of Participant’s termination of employment may be exercised at any time from July 7, 2005 through the remainder of the term of the Option.

•	Termination of Employment Due to Death or Disability. In the event Participant’s employment with the Company or a Subsidiary terminates by reason of death or Disability, any portion of the Option which is vested at the date of Participant’s termination of employment may be exercised by the Participant or the Participant’s designated beneficiary, and if none is named, in accordance with Section 11.2 of the Plan, at any time from July 7, 2005 through the remainder of the term of the Option.

•	Termination of Employment for Cause. In the event Participant’s employment with the Company or a Subsidiary is terminated for Cause, any portion of the Option which is then outstanding (whether or not vested prior to the date of such termination) shall be forfeited.

•	Termination of Employment for Any Other Reason. Unless otherwise determined by the Committee, in the event Participant’s employment with the Company or a Subsidiary is terminated for any reason other than Retirement, death, Disability or Cause, any portion of the Option which is then vested may be exercised during the ninety (90) day period commencing on July 7, 2005.

•	Cancellation of Unvested Options. Unless otherwise determined by the Committee, upon Participant’s termination of employment for any reason, including death, any portion of the Option which is not vested as of such date shall be cancelled.

•	Interpretation. In the event of any conflict between the terms and conditions of the Plan and the terms set forth in this Stock Option Grant, the Stock Option Grant shall govern.

     IN WITNESS WHEREOF, the duly authorized officers of the Grantor named below have hereunto subscribed as of the day and year first above written.

AMERICAN STANDARD COMPANIES INC.

Attest:

By:
Chairman and Chief Executive Officer

Secretary

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.